    News Release (NYSE:RPT)

RPT REALTY ANNOUNCES STRATEGIC PARTNERSHIP WITH GIC

NEW YORK, December 10, 2019 - RPT Realty (NYSE:RPT) ("RPT" or the “Company”), a publicly traded real estate investment trust that owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets, announced today the formation of a new joint venture with GIC Private Limited (“GIC”), Singapore’s sovereign wealth fund.

The Company contributed five properties valued at $244.0 million to the joint venture, referred to as the RPT-GIC Venture (“RGV”), and received $118.3 million in gross proceeds for the 48.5% stake in RGV that was acquired by GIC. Additionally, GIC has committed up to $200.0 million of additional capital to RGV over the next three years to fund its share of potential future acquisitions of grocery anchored shopping centers in target markets in the U.S. RPT retained a 51.5% stake in RGV and will receive property management, construction management and leasing fees from RGV. The Company will also be responsible for the day-to-day management of the properties as well as sourcing future acquisitions for the joint venture.

“We are thrilled to be partnering with one of the world’s leading sovereign wealth funds,” said Brian Harper, President and Chief Executive Officer of RPT. “GIC’s investment with RPT validates the strength of our operating platform, the quality of our assets and the open-air shopping center sector overall, while providing the Company with significant capital to accelerate our entry into our high growth target markets that will support sustainable long-term NOI growth. Equally important is the access we will get to the intellectual capital of one of the world’s most successful and diversified real estate investors. We are excited to enter this next phase of the Company’s evolution.”

Transaction Highlights

GIC received a 48.5% interest in five assets for $118.3 million: Contributed assets (the “Initial Portfolio”) are well-leased at 97.7% as of September 30, 2019 with stable growth characteristics. The Initial Portfolio is comprised of five properties, totaling 776,905 square feet of gross leasable area (“GLA”).

Property	Location	Owned GLA
Coral Creek Shops	Coconut Creek, FL	109,312
Mission Bay Plaza	Boca Raton, FL	262,759
The Crossroads	Royal Palm Beach, FL	121,509
Town & Country Crossing	Town & Country, MO	186,557
The Shops at Old Orchard	West Bloomfield, MI	96,768
Total		776,905

Property management, construction management and leasing fees enhance earnings profile: RPT will receive property management, construction management and leasing fees from RGV, effectively lowering the Company’s cost of capital for the proceeds received in connection with the formation of RGV enabling RPT to acquire high-quality assets on an expected earnings neutral basis.

Additional capital to opportunistically acquire assets in target markets: Over the next three years, GIC has committed up to $200.0 million of additional capital, beyond their initial investment, that will fund its 48.5% share of mutually agreed upon future acquisitions. Combined with amounts committed by RPT, RGV will have up to $412.4 million of capital to deploy over the next three years. Proceeds from the initial contribution are expected to be used by the Company to fund its share of potential future acquisitions within the joint venture on a leverage neutral basis for assets with similar quality to the Initial Portfolio within attractive high growth markets such as

Austin, Nashville, Charlotte, Raleigh, Minneapolis, Richmond, Phoenix, Miami, Tampa, Boston, and Orlando, and is targeting to close on initial joint venture acquisitions in 2020.

Validation of RPT Realty’s operating platform, portfolio quality and sector leading results: We believe the partnership with GIC serves as strong validation of the operating platform and the improvements made to RPT’s portfolio since the new management team started in June 2018, as evidenced by the Company’s 4.4% increase in same property net operating income for the nine months ended September 30, 2019 compared to the same period in 2018.

The Company’s previously provided 2019 earnings guidance and related assumptions will remain unchanged as a result of this transaction.

Goldman Sachs & Co. LLC acted as exclusive financial advisor and Goodwin Procter LLP acted as legal counsel to RPT.

About RPT Realty
RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company’s locally-curated consumer experiences reflect the lifestyles of its diverse neighborhoods and match the modern expectations of its retail partners. A fully integrated and self-administered REIT, RPT Realty is publicly traded on the New York Stock Exchange under the ticker symbol RPT. As of September 30, 2019, RPT’s portfolio consisted of 48 shopping centers representing 11.8 million square feet and was 94.7% leased. For additional information about RPT Realty, please visit rptrealty.com.

This press release contains forward-looking statements that represent the Company’s expectations and projections for the future, which can be identified by the use of forward-looking terminology. Management of the Company believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT, our ability to source and close on future acquisition opportunities in accordance with our joint venture agreement, and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including those detailed in the sections of the Company’s most recent periodic reports on Form 10-K and 10-Q filed with the SEC titled “Risk Factors.” Forward-looking statements speak only as of the date hereof and the Company expressly disclaims any obligation to update any forward-looking statements.

Company Contact:
Vin Chao, Vice President - Finance
19 W 44th St. 10th Floor, Ste 1002
New York, New York 10036
vchao@rptrealty.com
(212) 221-1752

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

Reconciliation of net income available to common shareholders to Same Property NOI

	Nine Months Ended September 30,
	2019	2018	% Change
Net income available to common shareholders	13,755	16,687	(17.6)%
Preferred share dividends	5,026	5,026
Net income attributable to noncontrolling partner interest	448	514
Income tax provision	82	147
Interest expense	30,350	32,354
Costs associated with early extinguishment of debt	622	—
Earnings from unconsolidated joint ventures	(453)	(570)
Gain on sale of real estate	(6,073)	(181)
Other gain on unconsolidated joint ventures	(237)	(5,208)
Other expense (income), net	227	55
Management and other fee income	(178)	(222)
Depreciation and amortization	59,865	65,719
Acquisition costs	—	233
General and administrative expenses	18,845	25,532
Provision for impairment	—	216
Lease termination fees	(334)	(108)
Amortization of lease inducements	359	130
Amortization of acquired above and below market lease intangibles, net	(5,544)	(8,733)
Straight-line ground rent expense	230	230
Straight-line rental income	(1,951)	(2,290)
NOI	115,039	129,531
NOI from Other Investments	2,070	(17,329)
Same Property NOI	117,109	112,202	4.4%

Same Property NOI and NOI from Other Investments
Same Property NOI and NOI from Other Investments are supplemental non-GAAP financial measures of real estate companies' operating performance. Same Property NOI is considered by management to be a relevant performance measure of our operations because it includes only the NOI of comparable consolidated operating properties for the reporting period. Same Property NOI for the nine months ended September 30, 2019 represents NOI from the Company's same property portfolio consisting of 46 consolidated operating properties acquired or placed in service and stabilized prior to January 1, 2018. Same Property NOI excludes properties under redevelopment or where activities have started in preparation for redevelopment. A property is designated as a redevelopment when planned improvements significantly impact the property. Same Property NOI is calculated using consolidated operating income and adjusted to exclude management and other fee income, depreciation and amortization, general and administrative expense, provision for impairment and non-comparable income and expense adjustments such as straight-line rents, lease termination fees, above/below market rents, and other non-comparable operating income and expense adjustments. NOI from Other Investments for the nine months ended September 30, 2019 and 2018 represents NOI primarily from (i) properties disposed of during 2018 and 2019, (ii) Webster Place and Rivertowne Square where the Company has begun activities in anticipation of future redevelopment, (iii) certain property related employee compensation and benefits expense and (iv) non-comparable operating income and expense adjustments.

Same Property NOI and NOI from Other Investments should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. Our method of calculating Same Property NOI and NOI from Other Investments may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs